AMENDMENT NO. 1 TO

STOCK PURCHASE AND SALE AGREEMENT

This Amendment No. 1 to Stock Purchase and Sale Agreement (the “Amendment”) is dated May 15, 2008, by and between Fanrock Investments Limited., a corporation organized under the laws of the British Virgin Islands (“Seller”), and InfoSonics Corporation, a Maryland corporation (“Buyer”), but shall be retroactively effective as of January 1, 2008 and shall be effective for the period from January 1, 2008 through December 31, 2008.

A. Seller and Buyer entered into that certain Stock Purchase and Sale Agreement dated January 19, 2005 (the “Agreement”), pursuant to which Buyer purchased all of the outstanding shares of Primasel S.A., a corporation organized under the laws of Uruguay.

B. Seller and Buyer desire to amend the Agreement, pursuant to the terms of this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Amendment. Section 2.2.3 of the Agreement is hereby deleted in its entirety and replaced with the following paragraphs:

“2.2.3 If Primasel’s total cumulative revenues for the Profit Payment Term Portion are greater than $10,000,000, the Profit Payment for that fiscal year shall be equal to the sum of:

(a).  [(the excess of Primasel’s total cumulative revenues for the Profit Payment Term Portion over $10,000,000) divided by (Primasel’s total cumulative revenues for the Profit Payment Term Portion)] x [the Net Profit] x [thirty-five percent (35%)]; minus

(b). all Profit Payments previously paid to Seller under this Section 2.2.”

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2. Documents Otherwise Unchanged. Except as expressly provided herein, the Agreement shall remain unchanged and in full force and effect. Each reference to this Agreement, or words of similar import in the Agreement shall be deemed to be references to the Agreement, as amended hereby and as the same may be further amended, restated, supplemented and otherwise modified and in effect from time to time.

3. Miscellaneous. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing such counterpart.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers or representatives on the dates set forth below to be effective as of the date set forth on the first page of this Amendment.

SELLER:

Fanrock Investments Limited

By:	/s/ Carlos Zimerman
Name:	Carlos Zimerman
Title:	President

PURCHASER:

InfoSonics Corporation

By:	/s/ Jeff Klausner
Name:	Jeff Klausner
Title:	Chief Financial Officer